EXHIBIT 99.1

Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 www.selective.com

For release at 4:15 p.m. (ET) on July 27, 2011
Investor Contact: Jennifer DiBerardino
973-948-1364, jennifer.diberardino@selective.com

Media Contact: Gail Petersen
973-948-1307, gail.petersen@selective.com

Selective Insurance Group Reports
Second Quarter 2011 Earnings

Branchville, NJ – July 27, 2011 – Selective Insurance Group, Inc. (NASDAQ: SIGI) today reported its financial results for the second quarter ended June 30, 2011.  Net income for the quarter was $0.04 per diluted share and operating income1 was $0.01 per diluted share.  Net investment income, after tax, increased 5% to $29.4 million compared to second quarter 2010.

“The industry experienced unprecedented catastrophe losses due to severe storms thus far this year, but on a relative basis ours were not of the same magnitude,” said Chairman, President and Chief Executive Officer Gregory E. Murphy.  “Selective’s catastrophe losses for the quarter were $38 million or 10.7 points on the statutory combined ratio of 109.5%.”

“Catastrophe losses aside, the underlying good news is that the market appears to be firming,” said Murphy.  “We had a solid quarter with our Commercial Lines net premiums written up 6%.  Retention also was strong as we saw movement in commercial lines pricing, reducing the highly competitive nature of the marketplace.  Selective’s commercial lines renewal price increased 2.6% for the quarter – our ninth consecutive quarter of positive commercial lines renewal pricing.

“Additional signs that the economy has improved were audit and endorsement premiums that were positive $3 million this quarter compared to $15 million in return premium in the second quarter of 2010.  After-tax investment income also was up 5% to $29 million this quarter with alternative investment income of $5 million driving the increase,” concluded Murphy.

Selective’s second quarter 2011 highlights compared to second quarter 2010:
•	Net income was down 88% to $2.3 million, or $0.04 per diluted share, compared to $18.8 million, or $0.35 per diluted share;
•	Net realized gains on investments were $1.4 million, after tax, or $0.03 per diluted share, compared to net realized losses of $2.1 million, after tax;

•	Operating income1 decreased 96% to $0.9 million, or $0.01 per diluted share, compared to $22.2 million, or $0.41 per diluted share;
•	Combined ratio: GAAP: 109.2% compared to 100.9%; Statutory: 109.5% compared to 101.0%;
•	Total net premiums written (NPW) were up 6% to $374.5 million;
o	Commercial Lines NPW were up 6% to $303.3 million;
o	Personal Lines NPW were up 7% to $71.2 million;
•	Catastrophe losses were $24.8 million, after tax, versus $10.4 million, after tax;
•	Net investment income, after tax, increased 5% to $29.4 million; and
•	Prior year casualty reserve development was favorable at approximately $5 million compared to $12 million.

For the six months ended June 30, 2011, compared to the first six months of 2010:
•	Net income was $23.9 million, or $0.43 per diluted share, compared to $24.6 million, or $0.45 per diluted share;
•	Net realized gains on investments were $5.1 million, after tax, or $0.09 per diluted share, compared to net realized losses of $2.2 million, after tax;
•	Operating income1 was $18.7 million, or $0.34 per diluted share, compared to $28.8 million, or $0.53 per diluted share;
•	Combined ratio: GAAP: 106.2% compared to 102.5%; Statutory: 106.1% compared to 101.9%;
•	Total NPW were up 2% to $736.3 million;
o	Commercial Lines NPW were up 1% to $ 603.6 million;
o	Personal Lines NPW were up 8% to $132.7 million;
•	Catastrophe losses were $29.2 million, after tax, versus $26.1 million, after tax;
•	Net investment income, after tax, increased 12% to $61.5 million; and
•	Prior year casualty reserve development was favorable at approximately $9 million compared to $21 million.

Balance Sheet and Guidance
At June 30, 2011, Selective’s assets were $5.4 billion, up 3% over year-end 2010.  Stockholders’ equity was up 3% to $1.1 billion and book value per share increased 1% to $20.33 for the quarter.  Statutory surplus ended the quarter at $1.1 billion.

Selective’s Board of Directors declared a $0.13 per share quarterly cash dividend on common stock payable September 1, 2011 to stockholders of record as of August 15, 2011.

Selective expects to generate overall full year statutory and GAAP combined ratios of between 104% and 105%, which include a catastrophe loss assumption of four points for the full year and no assumptions for additional reserve development, favorable or unfavorable.  Weighted average shares at year-end 2011 are expected to be approximately 55 million.

The supplemental investor package, including financial information that is not part of this press release, is available on the Investor Relations’ page of Selective’s public website at www.selective.com.   Selective’s quarterly analyst conference call will be simulcast at 8:30 a.m. ET, on July 28, 2011 at www.selective.com. The webcast will be available for rebroadcast until the close of business on August 26, 2011.

About Selective Insurance Group, Inc.
Selective Insurance Group, Inc. is a holding company for seven property and casualty insurance companies rated “A+” (Superior) by A.M. Best.  Through independent agents, the insurance companies offer primary and alternative market insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program.  Selective maintains a website at www.selective.com.

Forward-Looking Statements
In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations and projections regarding Selective's future operations and performance.

Certain statements in this report, including information incorporated by reference, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 ("PSLRA").  The PSLRA provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements.  These statements relate to our intentions, beliefs, projections, estimations or forecasts of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, or performance to be materially different from those expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by use of words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely” or “continue” or other comparable terminology.  These statements are only predictions, and we can give no assurance that such expectations will prove to be correct.  We undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause our actual results to differ materially from those projected, forecasted or estimated by us in forward-looking statements, include, but are not limited to:
•	difficult conditions in global capital markets and the economy;
•	deterioration in the public debt and equity markets and private investment marketplace that could lead to investment losses and fluctuations in interest rates;
•	ratings downgrades could affect investment values and therefore statutory surplus;
•	the adequacy of our loss reserves and loss expense reserves;
•
the frequency and severity of natural and man-made catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, terrorism, explosions, severe winter weather, floods and fires;

•	adverse market, governmental, regulatory, legal or judicial conditions or actions;
•	the concentration of our business in the Eastern Region;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	uncertainties related to insurance premium rate increases and business retention;
•
changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states, particularly changes in New Jersey automobile insurance laws and regulations;

•	recent federal financial regulatory reform provisions that could pose certain risks to our operations;

•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, Standard & Poor’s, Moody’s and Fitch;
•	our entry into new markets and businesses; and
•
other risks and uncertainties we identify in filings with the United States Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K and other periodic reports.

These risk factors may not be exhaustive.  We operate in a continually changing business environment, and new risk factors emerge from time-to-time.  We can neither predict such new risk factors nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied in any forward-looking statements in this report.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.

Selective’s SEC filings can be accessed through the Investor Relations’ section of Selective’s website, www.selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

1Operating income differs from net income by the exclusion of realized gains or losses on investments and the results of discontinued operations. It is used as an important financial measure by management, analysts and investors, because the realization of investment gains and losses on sales in any given period is largely discretionary as to timing. In addition, these investment gains and losses, as well as other-than-temporary investment impairments that are charged to earnings and the results of discontinued operations, could distort the analysis of trends. Operating income is not intended as a substitute for net income prepared in accordance with U.S. generally accepted accounting principles (GAAP). A reconciliation of operating income to net income is provided in the GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable GAAP Measures. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

Selective Insurance Group, Inc. (NASDAQ: SIGI) *
GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable
GAAP Measures
(in thousands, except per share data)
3 months ended June 30:	2011	2010
Net premiums written	$374,503	353,524
Net premiums earned	355,580	352,190
Net investment income earned	39,345	36,545
Net realized gains (losses)	2,146	(3,264)
Total revenues	399,570	387,718

Operating income	930	22,212
Net realized gains (losses), net of tax	1,395	(2,121)
Loss from discontinued operations, net of tax	-	(1,325)
Net income	$2,325	18,766

Statutory combined ratio	109.5%	101.0%
Statutory combined ratio, excluding catastrophe losses	98.8%	96.5%
GAAP combined ratio	109.2%	100.9%

Operating income per diluted share	$0.01	0.41
Net income per diluted share	0.04	0.35
Weighted average diluted shares	55,135	54,361
Book value per share	$20.33	19.65

6 months ended June 30:	2011	2010
Net premiums written	$736,338	721,615
Net premiums earned	706,923	708,392
Net investment income earned	82,818	71,251
Net realized gains (losses)	7,906	(3,328)
Total revenues	803,026	780,830

Operating income	18,735	28,847
Net realized gains (losses), net of tax	5,139	(2,163)
Loss from discontinued operations, net of tax	-	(2,115)
Net income	$23,874	24,569

Statutory combined ratio	106.1%	101.9%
Statutory combined ratio, excluding catastrophe losses	99.7%	96.2%
GAAP combined ratio	106.2%	102.5%

Operating income per diluted share	$0.34	0.53
Net income per diluted share	0.43	0.45
Weighted average diluted shares	55,092	54,289
Book value per share	$20.33	19.65
*All amounts included in this release exclude intercompany transactions.

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